PORTAGE BIOTECH INC. AND ALL SUBSIDIARIES

Code of Conduct

Our Company's Board of Directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our Company's Chief Executive Officer  and Chief Financial Officer (being our principal executive officers) and members of our audit committee and any future committees that may be established from time to time, all our key consultants, as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

 (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

(3) Compliance with applicable governmental laws, rules and regulations;

(4) the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

(5) Accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our Company's personnel and consultants shall be accorded full access to our CEO/CFO and members of our audit committee with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our Company's personnel and consultants are to be accorded full access to our Company's board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our CEO or CFO.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors and our key consultants have a responsibility for maintaining financial integrity within our Company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our Company's CEO. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the CEO, the incident must be reported to any member of our Board of Directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our Company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Company's Code of Business Conduct and Ethics by another.